EXHIBIT 10.31

ASSET PURCHASE AGREEMENT

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TABLE OF CONTENTS
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TABLE OF CONTENTS
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ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (the “Agreement”), is entered into effective as of November 1, 2002 (the “Effective Date”) by and among Liquid Environmental Solutions of Texas, L.P., a Texas limited partnership (“Purchaser”), U S Liquids of Houston, L.L.C., a Texas limited liability company, U S Liquids of Dallas, L.L.C., a Texas limited liability company, and U S Liquids of Central Texas, L.L.C., a Texas limited liability company (collectively, “Seller”), U S Liquids of Texas, Inc., a Texas corporation (“Seller Parent”), and U S Liquids, Inc., a Delaware corporation (“USL”) (Seller, Seller Parent and USL shall each be referred to as a “Seller Entity” and shall collectively be referred to herein as “Seller Entities”).

RECITALS

     A.     USL owns all of the issued and outstanding stock of Seller Parent, which owns all of the membership interests of each limited liability company constituting Seller;

     B.     Seller is engaged in the following lines of business: (i) yellow grease and grease and grit trap collection, processing and disposal operations in Texas and Louisiana, (ii) non-hazardous liquid industrial waste processing and disposal operations in Texas, (iii) non-hazardous liquid industrial waste transportation in the Houston metropolitan areas, and surrounding contiguous counties (specifically Harris, Galveston, Liberty, Montgomery, Chambers, Waller, Fort Bend and Brazoria Counties), (iv) emergency response and spill cleanup in the Austin and San Antonio metropolitan areas and surrounding contiguous counties (specifically Travis, Bastrop, Lee, Williamson, Burnet, Blanco, Caldwell, Guadalupe, Comal, Hays, Kendall, Bexar, Wilson, Bandera, Medina, and Atascosa Counties), (v) the grease and grit trap collection business conducted by Cactus and related to the Acquired Cactus Assets as described in Section 2.1.14, and (v) illegal drug seizure collection, processing and disposal (collectively, the “Acquired Business Operations”);

     C.     For purposes of this Agreement, the Acquired Business Operations do not include (i) the Excluded Cactus Business as defined in Section 2.3, (ii) the Singleton Property as defined in Section 2.1.1, (iii) U S Liquids of LA., LP’s oilfield operations, (iv) oily waters, used oil and antifreeze collection, transportation, processing and disposal in Texas, (v) oil recycling and recovery operations (Houston Reclaim/Lawndale operations), and (vi) any other hazardous waste business operations within the Texas and Louisiana operations of Seller or the US Liquids administrative area commonly referred to by Seller Entities as the “Southwest Region” (including contracts, jobs, permits and accounts receivable associated therewith) (collectively, the “Excluded Business Operations”);

     D.     Seller desires to sell to Purchaser, on a going concern basis, substantially all of the assets, properties and goodwill of the Acquired Business Operations of Seller;

     E.     Purchaser desires to purchase said assets, properties and goodwill of the Acquired Business Operations and assume certain specified liabilities and obligations of Seller relating to the Acquired Business Operations on the terms and conditions set forth herein; and

     F.     U.S. Public Ventures, LLC (acting on behalf and for the benefit of Purchaser) and Seller Parent are parties to that certain Letter Agreement dated September 18, 2002, reflecting certain non-binding understandings, as well as certain binding obligations with respect to the transactions contemplated by this Agreement.

     NOW, THEREFORE, in consideration of the premises and the covenants and agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, it is hereby agreed as follows:

1. CERTAIN DEFINITIONS.

As used herein, the following terms shall have the meanings indicated.

     "Accounts Payable” has the meaning given in Section 2.2.

     “Accounts Receivable” has the meaning given in Section 2.1.7.

     “Acquired Business Operations” has the meaning given in Recital B hereof.

     "Acquired Cactus Assets” has the meaning given in Section 2.1.14.

     "Acquired Intellectual Property” has the meaning given in Section 6.9.

     "Acquired Real Property” has the meaning given in Section 2.1.1.

     "Allocation Schedule” has the meaning given in Section 3.1.

     "Assumed Liabilities” has the meaning specified in Section 2.2.

     "Available Employees” has the meaning given in Section 4.2.

     "Bank Approval” means written confirmation from Bank of America, N.A., as agent bank, that Seller and Seller Parent have obtained the approval of the banks that are signatories to that certain Second Amended and Restated Credit Agreement of USL dated February 3, 1999. The date of the Bank Approval for purposes of this Agreement will be the date on which such written confirmation is delivered to Purchaser.

     “Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which commercial banks in Texas or California are permitted or required to be closed.

     "Cactus” has the meaning specified in Section 2.3.1(a).

     "Closing” has the meaning specified in Section 5.1.

     "Closing Date” has the meaning specified in Section 5.1.

     "Closing Payment” has the meaning given in Section 3.2.1.

     "Code” means the Internal Revenue Code of 1986, as amended.

     "Contract” and “Contracts” have the meaning set forth in Section 6.7.

     "Dispute” has the meaning given in Section 19.

     "Effective Date” has the meaning given in the Preamble hereof.

     "Effective Time” has the meaning specified in Section 5.1.

     "Employee Benefit Plan” means all plans, contracts, schemes, programs, funds, commitments or arrangements providing money, services, property, or other benefits, whether written or oral, formal or informal, qualified or non-qualified, funded or unfunded and including any that have been frozen or terminated, which pertain to any employee or former employee of Seller or any Seller Entity engaged in the Acquired Business Operations and identified on Schedule 6.12.

     "Enforceability Limitations” means (i) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting or limiting the enforcement of creditors’ rights generally and (ii) the discretion of the appropriate court with respect to specific performance, injunctive relief or other equitable remedies.

     "Environmental Laws” means any and all laws (including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act, as amended, and corresponding state or local statute or regulation), statutes, ordinances, rules, regulations, orders, judicial decrees, administrative orders or permit conditions of any Governmental Body pertaining to the workplace and/or health or the environment in the jurisdictions in which the Acquired Business Operations are conducted or where the Acquired Real Property is located.

     "Environmental Retention” has the meaning given in Section 3.4.3.

     "ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     "Excluded Cactus Business” has the meaning specified in Section 2.3.1(a).

     "Excluded Liabilities” shall mean those assets and liabilities described in Section 2.3.

     “Excluded Real Property” has the meaning specified in Section 2.1.1.

     "Financial Statements” has the meaning specified in Section 5.2.12.

     "Fixed Asset List” has the meaning given in Section 3.3.1(b).

     "GAAP” means generally accepted accounting principles, consistently applied.

     "Governmental Body” means any foreign, federal, state, local or other governmental authority or regulatory body.

     "Hired Employees” has the meaning given in Section 4.2.

     "Intellectual Property” means, with respect to the Acquired Business Operations and, in each case, to the extent owned or licensed (whether as licensor or licensee) by the Seller or by another Seller Entity for the benefit of the Acquired Business Operations, all physical or intangible embodiments of (a) all trademarks, service marks, trade dress, logos, trade names, domain names and corporate names, together with all translations, adaptations, derivations and combinations thereof, and all applications, registrations and renewals in connection therewith, (b) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (c) all trade secrets and confidential business information (including, without limitation, all research, techniques, technology, models, databases, specifications, customer and supplier lists, pricing and cost information, internet properties, and business and marketing plans and proposals), and (d) all computer software (including data and related documentation).

     "Interim Financial Statement Date” has the meaning specified in Section 6.4.

     "Inventory” has the meaning given in Section 2.1.15.

     “Knowledge of Seller” shall mean (i) facts or matters actually known by the CEO, CFO, COO, Chief Accounting Officer, Treasurer or the general counsel of USL, Eric Warden, Greg Gunzelman or Wendy O’Dell, or (ii) facts or matters that any of the foregoing persons should know or could be reasonably expected to discover or otherwise become aware of following a reasonably diligent good faith inquiry with respect to such matter.

     “Land Improvements” means all buildings, structures, fixtures and improvements located on the Acquired Real Property or included in the Purchased Assets, including those under construction.

     "Letter of Intent” has the meaning specified in Recital F.

     "Liens” has the meaning specified in Section 6.5.

     "Limitation Period” has the meaning specified in Section 11.

     “Liquid Waste Handlers of Texas I, LLC” shall mean the limited liability company that holds all rolling stock relating to the Acquired Business Operations, other than rolling stock to be owned by Liquid Waste Handlers of Texas II, LLC.

     “Liquid Waste Handlers of Texas II, LLC” shall mean the limited liability company to be organized in accordance with Section 8.9 hereto for the purpose of owning all rolling stock relating to the Acquired Business Operations other than rolling stock owned by Liquid Waste Handlers of Texas I, LLC.

     "Material” and “Materially” or any variation thereof means (unless otherwise expressly stated herein), with respect to an obligation, contract, commitment or Lien, any obligation, contract, commitment or Lien that requires an expenditure, individually or in the aggregate, of more than $10,000 and, with respect to any other event or circumstance, an event or circumstance that would have an adverse effect of at least $10,000 on the business, operations, employee or client relations, properties, assets (including intangible assets), liabilities (contingent or otherwise), financial condition or results of operations of Seller.

     "PP&E” means the physical assets of the Acquired Business Operations, including, but not limited to, all Acquired Real Property (but excluding the Excluded Real Property), Land Improvements, vehicles, equipment, office furniture and equipment, buildings, leasehold improvements, and other facilities improvements. PP&E shall also specifically include the vehicles and equipment associated with Seller’s hazardous waste transportation business, other than those of Cactus.

     "Permits” has the meaning set forth in Section 6.16.

     “Permitted Liens” means (a) the Liens described or referred to in Schedule 6.5 hereto, (b) Liens for current Taxes and assessments not yet due and payable, including, but not limited to, Liens for nondelinquent ad valorem Taxes, nondelinquent statutory Liens arising other than by reason of any default on the part of a Seller Entity (and subject to proration as provided in Section 8.6), (c) Liens incurred in the ordinary course of business and which relate to Assumed Liabilities, and (d) (i) such liens, imperfections of title which are not Material and do not affect revenues or the present use of the real property subject thereto, or (ii) easements on real property or leasehold estates as do not in any Material respect detract from the value thereof and do not interfere with the present use of the property subject thereto.

     "Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or governmental body.

     "Purchase Price” has the meaning set forth in Section 3.1.

     "Purchased Assets” has the meaning given in Section 2.1.

     "Purchaser” has the meaning given in the Preamble.

     "Purchaser Funds” has the meaning set forth in Section 8.7.2.

     "Purchaser Indemnitees” has the meaning set forth in Section 12.1.

     "Purchaser Transaction Documents” has the meaning given in Section 7.1.

     "Retention Amounts” has the meaning set forth in Section 3.2.2.

     "Seller” has the meaning given in the Preamble.

     "Seller Entity” and “Seller Entities” has the meaning given in the Preamble.

     "Seller Indemnitees” has the meaning set forth in Section 12.2.

     "Seller Parent” has the meaning given in the Preamble.

     "Seller Transaction Documents” has the meaning given in Section 6.1.

     "Singleton Property” has the meaning set forth in Section 2.1.1.

     "Tax” means any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, property, sales, use, transfer, gains, license, excise, employment, payroll, withholding or minimum tax, or any other tax custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body.

     "Transferred Business Records” has the meaning set forth in Section 8.8.

     "Working Capital” means the Accounts Receivable minus the Accounts Payable on the Closing Date.

2. SALE AND PURCHASE OF ASSETS.

     2.1 Purchased Assets. Subject to the terms and conditions of this Agreement and to the continued accuracy of the representations and warranties contained herein, on the Closing Date, Seller shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, receive and accept delivery from Seller, on a going concern basis, free and clear of all

Liens other than Permitted Liens, all of Seller’s assets, properties and goodwill of every kind and nature, real, personal or mixed, tangible or intangible, wherever located, whether owned directly by Seller or owned by another Seller Entity or another subsidiary of USL and held for the benefit of Seller, and used in or relating to the Acquired Business Operations of Seller (collectively, the “Purchased Assets”), including, without limitation, all right, title and interest of Seller in, to and under:

         2.1.1 All real property (leased or owned) (including all improvements, fixtures, fittings, appurtenances, easements located thereon or associated therewith) set forth in Schedule 2.1.1 (the “Acquired Real Property”) EXCEPT (i) the real property located at 4960 Singleton Blvd., Dallas, Texas and referred to herein as the “Singleton Property,” (ii) the real property located at Tract 7, Block 81, Galveston County, Texas and referred to as the “San Leon” property, (iii) the real property located at Highway 16 in Bexar County, (iv) the Giddings property located in Lee County and the associated oil business and assets, (v) the leased real property located at 11115 Goodnight Lane, Dallas, Texas 75229, and (vi) the real property located at 7026 Lawndale, Houston, Texas 77023 and referred to as the Houston Reclaim waste treatment facility/Lawndale (collectively, the “Excluded Real Property”).

         2.1.2 All tangible personal property, equipment (including any equipment associated with the hazardous businesses of Seller, excluding Cactus), vehicles, furniture and other physical operating assets (whether or not fully depreciated) listed on Schedule 2.1.2.

         2.1.3 To the extent assignable, all environmental permits, and all other government licenses, permits, authorizations etc. used in the Acquired Business Operations and listed on Schedule 2.1.3;

         2.1.4 All contracts, service agreements and other written or oral contracts or agreements used in or necessary to the Acquired Business Operations and set forth in Schedule 2.1.4;

         2.1.5 To the extent assignable, all non-competition and non-solicitation agreements (i) between any Seller Entity and the employees employed in the Acquired Business Operations or (ii) in connection with acquisitions by any Seller Entity conducted prior to the Closing Date and listed on Schedule 2.1.5;

         2.1.6 All Acquired Intellectual Property described in Section 6.9 and listed on Schedule 2.1.6;

         2.1.7 All accounts receivable listed on Schedule 2.1.7 without adjustment for doubtful accounts, including accruals for all accounts receivable generated through the Closing Date, but adjusted to reflect credits due to customers of the Acquired Business Operations as of the Closing Date (with all such credits also listed on Schedule 2.1.7) (the “Accounts Receivable”); provided, however, that Accounts Receivable will not include accounts receivable from employees or accounts receivable from the Excluded Business Operations;

         2.1.8 All deposits (including security deposits under Acquired Real Property or equipment leases and cash deposits supporting transferable Permits), prepaid expenses, claims for refunds and rights of set off relating to the Acquired Business Operations and listed on Schedule 2.1.8;

         2.1.9 All data and business records related to the Acquired Business Operations including, but not limited to, client and customer lists, lists of customer prospects and former clients, telephone records, referral sources, processing reports and records, service and warranty records, equipment logs, operating guides and manuals, financial and accounting records, advertising and promotional materials, and, subject to any applicable legal restrictions, copies of all personnel records relating to Hired Employees;

         2.1.10 A license to use USL’s proprietary IMS software and any other Seller Entity-owned proprietary software used in connection with the Acquired Business Operations for up to twelve (12) months from the Closing Date substantially in the form attached hereto as Exhibit H;

         2.1.11 A license to use mutually agreed upon portions of the Singleton Property pursuant to the Facility Use and Access Agreement attached hereto as Exhibit F;

         2.1.12 All insurance proceeds payable to a Seller Entity arising from losses or claims relating to the Acquired Business Operations or the Purchased Assets which have occurred since August 31, 2002, except to the extent that such proceeds have been utilized by Seller to repair or remedy the event or Purchased Asset to which they relate (following notice to and consent of Purchaser to such utilization), including those currently known to Seller and listed in Schedule 2.1.12;

         2.1.13 All of the membership interests of Seller in Liquid Waste Handlers of Texas I, LLC, and, in accordance with Section 8.9 hereof, Liquid Waste Handlers of Texas II, LLC;

         2.1.14 Those business assets of Cactus that relate primarily to the grease and grit trap collection business conducted by Cactus as more fully described on Schedule 2.1.14 attached hereto (the “Acquired Cactus Assets”);

         2.1.15 All inventory of Seller as listed on Schedule 2.1.15 attached hereto (the “Inventory”); and

         2.1.16 All general intangibles used primarily in the Acquired Business Operations including, without limitation, all good will as a going concern.

     2.2 Assumed Liabilities. On the Closing Date, Purchaser will assume the accounts payable (including purchase order system accruals and trade accruals) associated with the Acquired Business Operations and listed on Schedule 2.2 attached hereto (the “Accounts Payable”). Purchaser shall have the right, but not the obligation, to assume any accounts payable associated with the Acquired Business Operations not listed on Schedule 2.2 or which are understated on Schedule 2.2 (subject to credit for such un-scheduled or understated accounts payable as provided in Section 3.3.1). Except for obligations arising from or related to the Purchased Assets as a result of events first occurring or coming into existence after the Closing Date and the Accounts Payable (the “Assumed Liabilities”), Purchaser shall not assume any other liabilities of the Acquired Business Operations of any Seller Entity.

     2.3 Excluded Assets and Liabilities. Notwithstanding anything to the contrary contained in this Agreement, Purchaser will not assume or be liable for, and the respective Seller Entities will retain and remain responsible for, all of the assets and/or debts, liabilities and obligations of such Seller Entity, of any nature whatsoever, other than the Assumed Liabilities, whether accrued, absolute or contingent, whether known or unknown, whether due or to become due and whether related to the Acquired Business Operations, the Purchased Assets or otherwise (including, without limitation, liabilities arising from or relating to events or conditions first occurring or existing on or prior to the Closing Date), and regardless of when asserted (the “Excluded Liabilities”).

         2.3.1 Without limiting the scope of Excluded Liabilities under this Section 2.3, the Excluded Liabilities will specifically include, and Purchaser shall not acquire:

             (a) With the exception of certain equipment included in Schedule 2.1.2 hereof, any customers, contracts, accounts receivable, jobs, licenses, and permits primarily associated with, used in or relating to the business of collection, handling, transportation, processing and/or disposal of hazardous waste by any Seller Entity, or (ii) with the exception of the Acquired Cactus Assets, any of the customers, contracts, accounts receivable, jobs, licenses, permits, vehicles, equipment or other assets associated with Seller’s Cactus Environmental business (“Cactus”), which business includes, without limitation, hazardous and non-hazardous waste transportation, lab packing, emergency response and spill cleanup, building demolition and debris disposal, site assessment and/or remediation, plant decommissioning and/or decontamination, waste analysis and waste characterization services, waste management consulting, and similar services (the “Excluded Cactus Business”);

             (b) any contracts, agreements, understandings, debts or obligations between or among any Seller Entities or any of their respective affiliates;

             (c) the stock of any subsidiaries of any Seller Entity (other than the membership interests in Liquid Waste Handlers of Texas I, LLC or Liquid Waste Handlers of Texas II, LLC);

             (d) the Excluded Real Property;

             (e) any assets, debts, liabilities or obligations associated with the Excluded Business Operations;

             (f) the assets listed on Schedule 2.3.1(f) attached hereto;

             (g) any litigation matters; or

             (h) any claims under Environmental Laws with respect to the Acquired Business Operations or the Purchased Assets for events or conditions first occurring or coming into existence on or prior to the Closing Date.

3. CONSIDERATION.

     3.1 Purchase Price; Preliminary Agreement for Allocation. The purchase price payable by Purchaser for the Purchased Assets (the “Purchase Price”) is Fifteen Million Dollars ($15,000,000), subject to adjustment as provided in Section 3.3 below. On the Closing Date, Purchaser and Seller will agree upon and execute a preliminary allocation schedule allocating the Purchase Price on IRS Form 8594 (the “Allocation Schedule”), which will be prepared in accordance with Section 1060 of the Code and the regulations thereunder. Purchaser and Seller agree to finalize the Allocation Schedule after the Closing once the Retention Amount (as described in Section 3.4) is fully utilized by Purchaser or paid to Seller. The preliminary Allocation Schedule will be attached hereto as Schedule 3.1. Following agreement on the finalized Allocation Schedule, Purchaser and Seller each agree to file Internal Revenue Service Form 8594 in accordance with IRS regulations.

     3.2 Scheduled Payments. Purchaser has deposited in the IOLTA Trust Account of Seller’s counsel the sum of Two Hundred Fifty Thousand Dollars ($250,000) in conjunction with the parties’ execution of the Letter of Intent; which deposit will be credited against the Purchase Price at the Closing. Purchaser shall pay the remainder of the Purchase Price to Seller on or before the dates specified below:

         3.2.1 Thirteen Million Dollars ($13,000,000) at the Closing, subject to adjustment as contemplated in Section 3.3 below (the “Closing Payment”). Any adjustment to the Closing Payment pursuant to Section 3.3 will adjust the aggregate Purchase Price but not the Retention Amount.

         3.2.2 Up to One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) (the “Retention Amount”) subject to satisfaction of the conditions set forth in Section 3.4 below. The Retention Amount shall be placed in a separate interest bearing account of Purchaser. Interest accrued on the Retention Amount shall be distributed ratably according to the distribution of the Retention Amount as set forth in Section 3.4.

         3.2.3 All payments of the Purchase Price will be made by wire transfer of immediately available funds based on wire instructions provided by Seller to Purchaser at least three (3) business days before the Closing. Seller will notify Purchaser of any changes to such wire instructions at least three (3) business days before the dates scheduled for payment of the Retention Amounts under Section 3.4.2.

     3.3 Purchase Price Assumptions and Potential Adjustment of Closing Payment.

         3.3.1 Subject to the terms set forth below in this Section 3.3, the Closing Payment may be subject to adjustment as follows:

             (a) The Closing Payment will be increased or decreased on a dollar-for-dollar basis by the amount by which the Working Capital on the Closing Date exceeds or falls short of $2,500,000.

             (b) The Purchase Price assumes PP&E has a net book value of $9,368,430 as reflected in Seller’s fixed asset listing and financial records (the “Fixed Asset List”) dated as of August 31, 2002. In the event of any purchase, sale or transfer of any PP&E after August 31, 2002, the Closing Payment will be increased or decreased on a dollar-for-dollar basis by the amount paid or received for such purchased or sold item of PP&E or the net book value of any transferred item of PP&E. Seller will provide Purchaser at the Closing with a certificate from the Chief Financial Officer of Seller Parent attesting to the items of PP&E purchased, sold or transferred between August 31, 2002 and the Closing Date, together with documentation supporting each such purchase, sale or transfer. In the event of any material loss or damage to any item of PP&E after August 31, 2002, Seller shall assign any proceeds of insurance related thereto (or the right to receive such proceeds) to Purchaser in accordance with Section 2.1.12 and the Closing Payment will be increased or decreased on a dollar-for-dollar basis by the difference, if any, between the amount of such insurance proceeds (or right thereto) and the net book value of such item of PP&E as of the date of the loss or damage. A loss or damage shall be material with respect to PP&E if such loss or damage impairs the value of the asset by 30% or more of its net book value.

         3.3.2 The Purchase Price assumes that Seller will transfer Inventory associated with the Acquired Business Operations as reflected on Seller’s balance sheet as of August 31, 2002, with an aggregate net book value of $24,551 (using the same valuation conventions of Seller in place as of August 31, 2002). This amount shall include only those types of items included in Inventory as of August 31, 2002 or listed on Schedule 2.1.15. The Closing Payment will be increased or decreased by the amount by which the aggregate net book value of the Inventory listed on Schedule 2.1.15 exceeds or falls short of $24,551.

     3.4 Retention Amounts.

         3.4.1 The Retention Amount will be utilized by Purchaser, or paid to Seller, as provided in this Section 3.4. The Retention Amount, if insufficient, will not serve as a cap or limit on the Purchaser’s ability to seek a remedy for any claims associated with the Accounts Receivable, Accounts Payable, any environmental liability, or any title or survey defects on the Acquired Real Property.

         3.4.2 Up to Five Hundred Thousand Dollars ($500,000) of the Retention Amount will be used to compensate Purchaser for any Accounts Receivable that remain uncollected as of ninety (90) days after the Closing Date and for any payments made by Purchaser with respect to Accounts Payable incurred by Seller or Seller Parent prior to the Closing Date but not included on Schedule 2.2. Accounts Receivable not collected as of ninety (90) days after the Closing Date may be deducted from the $500,000 Retention Amount on a dollar-for-dollar basis, in Purchaser’s sole discretion, or may be retained by Purchaser, in which case Seller Entities shall have no further obligation to Purchaser with respect to such retained Accounts Receivable. The amount of any Accounts Payable incurred prior to the Closing Date but not identified in Schedule 2.2 may be deducted from the $500,000 Retention Amount on a dollar-for-dollar basis if Purchaser elects to assume such un-identified Accounts Payable in Purchaser’s sole discretion. The calculation of Accounts Receivable and/or Accounts Payable to be deducted from this Retention Amount will be made by Purchaser within one hundred four (104) days after the Closing Date and any unused portion of this $500,000 Retention Amount must be remitted to Seller before the end of that one hundred four (104) day period together with any interest accrued on the amount so remitted from the Closing Date to the remittance date. Uncollected Accounts Receivable charged against the $500,000 Retention Amount shall be promptly reassigned to Seller by Purchaser. Purchaser shall use good faith and reasonable collection efforts to collect the Accounts Receivable.

         3.4.3 Up to One Million Two Hundred Fifty Thousand Dollars ($1,250,000) of the Retention Amount will be used by Purchaser for the purposes described in Section 3.4.3(a) below (the “Environmental Retention”). No more than twenty percent (20%) of the Environmental Retention may be used to address title or survey defects.

             (a) The Environmental Retention may be used by Purchaser for the following purposes:

                 (i) To cover the costs of any required remediation of Acquired Real Property, or re-inspections following remediation of Acquired Real Property, recommended by Purchaser’s environmental inspection reports. Required remediation shall include only such matters or conditions constituting a non-compliance with, or requiring remediation pursuant to, applicable Environmental Laws and shall be remediated only to the extent reasonably necessary to bring such matters or conditions into compliance with such Environmental Laws. Notwithstanding the foregoing, with respect to the Mesa Processing facility located at 11115 Goodnight Lane, Dallas, Texas (the “Mesa Facility”), (i) the required remediation will include the reasonable costs of procuring an innocent owner certification from the Texas Environmental Quality Commission for the benefit of Purchaser, which costs (a) shall not exceed $40,000 and (b) shall not include costs associated with the phase I and phase II audits and reports conducted by Purchaser prior to the Closing Date, and (ii) the required remediation will not include any costs associated with any remediation or cleanup of contamination on the Mesa Facility that was not caused by or the result of operations of any Seller Entities thereupon or the failure of the Mesa Facility to comply with Centralized Waste Treatment requirements. With Purchaser’s reasonable approval, Seller Entities may use qualified, in-house personnel to perform the remediation, however, in such case, the Environmental Retention shall be applied to cover the cost of any independent re-inspection requested by Purchaser; and/or

                 (ii) To cure title or survey defects with respect to the Acquired Real Property.

             (b) Any unused portion of the Environmental Retention shall be released to Seller on the earlier of (i) a determination that the condition of all Acquired Real Property is compliant with, including, without limitation, meeting or exceeding an applicable clean up standard pursuant to, applicable Environmental Laws (either because Purchaser’s environmental investigation verified compliance or because remediation and re-inspection has verified compliance), or (ii) three (3) months from the Closing Date; provided, however, that a reasonable portion of the Environmental Retention may be retained by Purchaser following the third month after the Closing Date to the extent such funds are necessary to pay amounts likely to be incurred in remediating any required remediation event identified by Purchaser in its environmental investigation (where such remediation is not yet complete) or to complete resolution of title or survey defects; provided further, however, that following the completion of such required remedial activities, any unused portion of the Environmental Retention shall be promptly paid to Seller. Interest accruing on that portion of the Environmental Retention paid to Seller also will be paid to Seller.

         3.4.4 Any disputes between Purchaser and Seller or Seller Parent regarding the use of the Retention Amounts will be resolved according to the provisions of Section 19 herein regarding dispute resolution.

4. TRANSFER OF EMPLOYEES AND EMPLOYEE BENEFITS.

     4.1 Workers’ Compensation. Without limiting the scope of Excluded Liabilities under Section 2.3, Seller shall be responsible for any workers’ compensation claims based on injuries initially occurring prior to the Closing Date regardless of the date on which the claim was filed or whether subsequent injuries occurred, and Seller and Seller Parent shall jointly and severally indemnify, defend and hold Purchaser harmless against any and all losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and related expenses) arising out of or relating to all such claims in accordance with Section 12.1 hereof. Seller represents and warrants that no workers’ compensation claims are currently filed or pending against Seller other than those set forth in Schedule 4.1. Purchaser shall be responsible for all workers’ compensation claims based on injuries initially occurring on and after the Closing Date (and unrelated to an injury occurring prior to the Closing Date) and shall indemnify, defend and hold Seller harmless against any and all losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and related expenses) arising out of or relating to all such claims in accordance with Section 12.2 hereof.

     4.2 Transfer of Employees. Purchaser has the right, but not the obligation, to hire any or all of the employees working in the Acquired Business Operations and listed on Schedule 4.2 (the “Available Employees”). Also set forth on Schedule 4.2 is a list of all of the Available Employees who Purchaser desires to employ on the Closing Date (the “Hired Employees”). Seller shall not hinder or discourage any of the Hired Employees from accepting employment with Purchaser. Notwithstanding the foregoing, Purchaser will not have any continuing obligation after the Closing Date to employ or continue the employment of any Hired Employee, or to maintain the compensation of any Hired Employee at any particular level.

     On the Closing Date, Seller will terminate all of the Hired Employees and will ensure full and final payment to such Hired Employees of all salary, commissions, accrued bonuses payable under the applicable Seller Entity bonus program to the extent and at the time Seller is obligated to pay such bonuses (based on annualized performance and assuming completion of service by the Hired Employees through December 31, 2002, but pro-rated to the Closing Date), any severance payments, and benefits (including accrued vacation and personal time off) payable as of such termination date. Seller Entities and Purchaser will cooperate to transition the Hired

Employees to Purchaser’s benefit programs so as to minimize (to the extent reasonably possible) the loss of benefits of the Hired Employees. In furtherance of the foregoing, Seller Entities agree not to request termination of Hired Employees from their existing 401(k) plan prior to December 31, 2002. Except as otherwise set forth in this Section 4.2, the Seller Entities are solely responsible for any liability which may arise under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq (the “WARN Act”) as a result of any acts or omissions of the Seller Entities prior to the Closing Date or the transactions contemplated by this Agreement and will, jointly and severally, indemnify, defend and hold Purchaser harmless from any and all losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and related expenses) arising out of or relating to Seller Entities’ responsibilities under the WARN Act. Purchaser shall be solely responsible for any liability which may be required or arise under the WARN Act as a result of any acts or omissions of Purchaser following the Closing Date and will indemnify, defend and hold Seller harmless from any and all losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and related expenses) arising out of or relating to Purchaser’s responsibilities under the WARN Act.

     4.3 Seller Employee Benefit Plans. Purchaser shall have no obligation to continue or to make any contribution or payment with respect to any Employee Benefit Plan. Seller shall indemnify, defend and hold Purchaser harmless against any and all losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and related expenses) arising out of or relating to any Employee Benefit Plan in accordance with Section 12.1 hereof.

5. THE CLOSING.

     5.1 The Closing. The “Closing” means the time at which the Seller Entities shall effect the sale of the Purchased Assets as contemplated by this Agreement to Purchaser. Subject to satisfaction or waiver in writing of each and every condition to Closing in Sections 9 and 10, and unless otherwise agreed by the parties, the Closing shall take place at the offices of USL, 411 N. Sam Houston Parkway East, Suite 400, Houston Texas, on or before November 1, 2002. The “Closing Date” shall be the date on which the Closing occurs. The Closing shall be effective for all purposes under this Agreement as of 12:01 a.m. Central Standard Time on the Closing Date (the “Effective Time”).

     5.2 Seller Entity Deliveries at Closing. Subject to fulfillment or written waiver of the conditions set forth in Section 10, at the Closing, Seller or the appropriate Seller Entity will deliver to Purchaser all of the following:

         5.2.1 certificates of a manager of each limited liability company constituting Seller dated the Closing Date, in form and substance reasonably satisfactory to Purchaser (i) attaching true and correct copies of the organizational documents for such limited liability company and a resolution of the Board of Managers of such limited liability company authorizing the execution and performance of this Agreement, and all related agreements referenced herein and the transactions contemplated hereby; and (ii) containing incumbency certificates for the individuals authorized to execute this Agreement and all related agreements on behalf of such limited liability company;

         5.2.2 a certificate of the Chief Executive Officer and Secretary of Seller Parent and USL dated the Closing Date, in form and substance reasonably satisfactory to Purchaser (i) attaching true and correct copies of the Articles of Incorporation for each of Seller Parent and USL and a resolution of the Board of Directors of Seller Parent and USL authorizing the execution and performance of this Agreement and the transactions contemplated hereby; (ii) attaching a true and correct copy of the Bank Approval; and (iii) containing incumbency certificates for the individuals authorized to execute this Agreement and all related agreements on behalf of Seller Parent and USL;

         5.2.3 a Bill of Sale substantially in the form of Exhibit A hereto duly executed by Seller;

         5.2.4 an Assignment and Assumption Agreement substantially in the form of Exhibit B hereto duly executed by Seller and Seller Parent;

         5.2.5 warranty deeds and commitments for title insurance (obtained at Seller’s expense) with respect to each parcel of Acquired Real Property that is not merely a leasehold interest substantially in the form of Exhibit D hereto duly executed by Seller or Seller Parent, as applicable, and in proper form for recording;

         5.2.6 an opinion of counsel to the Seller Entities substantially in the form of Exhibit E hereto.

         5.2.7 certificates of title or origin (or like documents) with respect to any property included in the Purchased Assets for which a certificate of title or origin is required in order to transfer title;

         5.2.8 the closing certificate contemplated by Section 9 hereof;

         5.2.9 the Facility Use and Access Agreement for the Singleton Property substantially in the form of Exhibit F duly executed by Seller;

         5.2.10 certificates representing all of the outstanding membership interests of Liquid Waste Handlers of Texas I, LLC duly endorsed by Seller or Seller Parent, as applicable, in favor of Purchaser;

         5.2.11 evidence of consents from Seller’s customers, to the extent required by contract, and all such other executed endorsements, assignments, and other instruments of transfer and conveyance consistent with the terms of this Agreement and as may be requested by Purchaser, in form and substance reasonably satisfactory to counsel for Purchaser, to effectively vest in Purchaser all of the right, title and interest of Seller in the Purchased Assets, free and clear of all Liens including, without limitation, releases of the Purchased Assets from any lending or financing arrangements;

         5.2.12 separate financial statements, balance sheets and statements of income for the Acquired Business Operations as of the end of the month preceding the Closing Date (the “Financial Statements”). Within twenty (20) days following the Closing Date, Seller shall also furnish Purchaser with financial statements, balance sheets and statements of income for the Acquired Business Operations as of the Closing Date;

         5.2.13 the Transition Services Agreement substantially in the form of Exhibit G duly executed by Seller;

         5.2.14 the Software License substantially in the form of Exhibit H; and

         5.2.15 a copy of the Agreement with Eric Warden described in Section 8.3 herein.

     5.3 Purchaser Deliveries at Closing. Subject to fulfillment or written waiver of the conditions set forth in Section 9, at the Closing, Purchaser shall deliver to Seller Entities all of the following:

         5.3.1 the Closing Payment (as adjusted) as provided in Sections 3.2 and 3.3;

         5.3.2 a certificate of the general partner of Purchaser, dated the Closing Date, in form and substance reasonably satisfactory to Seller and Seller Parent, (i) attaching a true and correct copy of the limited partnership agreement of Purchaser and the action of the general partner of Purchaser authorizing the execution and performance of this Agreement, all related agreements referenced herein and the transactions contemplated hereby; and (ii) containing incumbency certificates for the individuals authorized to execute this Agreement and all related agreements on behalf of Purchaser;

         5.3.3 the Assignment and Assumption Agreement substantially in the form of Exhibit B duly executed by Purchaser;

         5.3.4 the closing certificate contemplated by Section 10;

         5.3.5 the Software License substantially in the form of Exhibit H;

         5.3.6 the Facility Use and Access Agreement for the Singleton Property substantially in the form of Exhibit F and duly executed by Purchaser;

         5.3.7 an opinion of counsel of the Purchaser substantially in the form of Exhibit I hereto; and

         5.3.8 the Transition Services Agreement substantially in the form of Exhibit G and duly executed by Purchaser.

6. REPRESENTATIONS OF SELLER ENTITIES.

     As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Seller Entities, jointly and severally, represent to Purchaser and agree as follows:

     6.1 Organization and Valid Existence. Each of the limited liability companies which constitute Seller, is a limited liability company duly organized and validly existing under the laws of the State of Texas. Seller Parent is a corporation duly organized and validly existing under the laws of the State of Texas. USL is a corporation duly organized and validly existing under the laws of the State of Delaware. Each Seller Entity has the full power and authority to carry on the Acquired Business Operations as they are now being conducted and to enter into and perform this Agreement and all related documents referenced herein and to which each such

Seller Entity is a party (collectively, the “Seller Transaction Documents”). Seller Parent owns all of the outstanding membership interests of each of the limited liability companies which constitute Seller.

     6.2 Corporate Authority. The execution and delivery of the Seller Transaction Documents and the consummation of the transactions contemplated thereby have been duly authorized by the appropriate Seller Entity. The Seller Transaction Documents and all other agreements and written obligations entered into or undertaken in connection with the transactions contemplated thereby constitute the valid and legally binding obligations of the appropriate Seller Entity enforceable against such Seller Entity in accordance with their respective terms, except as may be limited by the Enforceability Limitations.

     6.3 No Violations. Neither the execution or delivery of the Seller Transaction Documents, the consummation of any of the transactions contemplated thereby, nor the fulfillment of any of the terms thereof, (i) will violate or conflict with the Articles of Incorporation or Bylaws of USL or Seller Parent or the Articles of Organization or Operating Agreements of any of the limited liability companies which constitute Seller, (ii) will result in any breach of or any default (including events of acceleration, termination or cancellation or loss of rights) under any provision of any Contract or any other agreement to which any Seller Entity is a party or by which any Seller Entity is bound or to which the Purchased Assets are subject, or (iii) will result in a violation of any statutes, laws, ordinances, rules, regulations or requirements of Governmental Bodies having jurisdiction over the Acquired Business Operations or the business of Seller Entities.

     6.4 Conduct of Business; Absence of Certain Changes.

         6.4.1 Except as disclosed in the Financial Statements or in Schedule 6.4 hereto, from August 31, 2002 (the “Interim Financial Statement Date”) until the Closing Date, no Seller Entity has:

             (a) had any change in its condition (financial or otherwise) or its operations which could reasonably be expected to have a Material adverse effect on the Acquired Business Operations, the Purchased Assets or the Assumed Liabilities,

             (b) suffered any damage, destruction or loss of physical property (whether or not covered by insurance) Materially affecting Seller’s or Seller Parent’s condition (financial or otherwise) or the Acquired Business Operations;

             (c) sold, assigned, transferred or otherwise disposed of, or agreed to sell, assign, transfer or otherwise dispose of, any assets of Seller or Seller Parent having a fair market value at the time of sale, assignment, transfer or disposition of Ten Thousand Dollars ($10,000) or more in the aggregate, or canceled other than in the ordinary course of business and consistent with past practice, or agreed to cancel, any debts or claims of Seller or Seller Parent in the amount of Five Thousand Dollars ($5,000) or more in the aggregate;

             (d) mortgaged, pledged, or subjected to any Lien any of the Purchased Assets other than Permitted Liens or Liens that will be removed on or prior to the Closing Date;

             (e) failed to use its commercially reasonable efforts to preserve the possession and control of the Purchased Assets and the Acquired Business Operations, to keep in faithful service the present key employees of the Acquired Business Operations, to preserve the goodwill of the customers, agents, consultants of, and others having business relations with, the Acquired Business Operations, and to keep and preserve the Acquired Business Operations as it is existing on August 31, 2002;

             (f) increased, or agreed to increase, the compensation or bonuses or special compensation of any kind of any of the employees, independent contractors or agents of the Acquired Business Operations over the rate being paid to them on August 31, 2002, or adopted or increased any benefit under any insurance, pension or other employee benefit plan, program or arrangement made to, for or with any such employee, independent contractor or agent over benefits available on August 31, 2002;

             (g) had any strike, work stoppage or any other labor dispute, controversy or trouble affecting the Acquired Business Operations;

             (h) changed its method of collecting Accounts Receivable in the ordinary course of business;

             (i) failed to pay Accounts Payable consistent with practices as of August 31, 2002;

             (j) failed to operate the Acquired Business Operations and maintain the books, accounts and records of the Acquired Business Operations in the customary manner and in the ordinary or regular course of business;

             (k) made any change in its accounting methods or practices with respect to the Acquired Business Operations or the Purchased Assets; or

             (l) incurred any contractual obligation or liability (absolute or contingent) on behalf of the Acquired Business Operations except current liabilities incurred and obligations under contracts entered into in the ordinary course of business;

             (m) entered into any Material transaction, including, but not limited to, any lease, contract, agreement or understanding on behalf of the Acquired Business Operations, not in the ordinary course of its business consistent with past practice.

         6.4.2 From the date of the Letter of Intent to the Closing Date, each Seller Entity has:

             (a) duly complied in all Material respects with all laws and regulations which are applicable to Seller or to the conduct of Acquired Business Operations;

             (b) maintained all insurance applicable to the Acquired Business Operations in effect on the date of the Letter of Intent; and

             (c) performed its obligations under all Contracts and agreements relating to the Acquired Business Operations binding upon it.

     6.5 Title to Purchased Assets. Seller has good and marketable title to all of the Purchased Assets free and clear of any mortgage, pledge, conditional sales contract, lien, security interest, right of possession in favor of any third party, claim or encumbrance (collectively “Liens”), except for Permitted Liens and Liens which will be removed or accepted by Purchaser in its sole discretion on or before the Closing. Seller has (or on the Closing will have) all necessary corporate power and authority to transfer ownership of the Purchased Assets to Purchaser free and clear of all Liens other than Permitted Liens.

     6.6 Real Estate. Except as set forth on Schedule 6.6 hereto, no Seller Entity has received any notice during the twelve (12) months preceding the Closing Date that the conduct of the Acquired Business Operations on or in any of the Acquired Real Property is in violation of any provisions of any applicable deed restrictions, zoning laws, or other governmental ordinances, orders or regulations in any respect, which violations have or would have an adverse affect upon the interests of Seller or Seller Parent.

     6.7 Contracts. Schedule 2.1.4 contains a list (and, in the case of oral agreements, contracts or leases, a summary of the material terms) of (i) all Material vendor contracts and agreements, (ii) all customer contracts and agreements for accounts generating more than $20,000 in revenues during the period from January 1 through August 31, 2002, (iii) agreements and leases for real or personal property to which a Seller Entity is a party, and (iv) Material contracts and agreements other than vendor, customer and real or personal property contracts, which are related to the Acquired Business Operations or to which the Purchased Assets may be subject (the “Contracts”). The Contracts are valid, binding and enforceable by the applicable Seller Entity in accordance with their respective terms and are in full force and effect except as such enforcement may be limited by the Enforceability Limitations, provided, however, that Seller Entities make no representations regarding Purchaser’s ability to enforce any of the non-competition or non-solicitation provisions set forth on Schedule 2.1.5. Seller has delivered to Purchaser true and complete copies of the Contracts listed on Schedule 2.1.4 and all amendments thereto, other than those oral agreements summarized on Schedule 2.1.4. The applicable Seller Entity has complied in all respects with all of the Contracts and is not in default under any of the Contracts. No Seller Entity nor, to the Knowledge of Seller, any other Person is in default in the observance or the performance of any Material term or obligation to be performed by it under any Contract listed in said Schedule 2.1.4.

     6.8 Litigation. Except as set forth on Schedule 6.8 hereto, there is no litigation, proceeding (arbitral or otherwise), claim or investigation of any nature pending or, to the Knowledge of Seller, threatened against any Seller Entity relating to the Acquired Business Operations or the Purchased Assets. Except as set forth on Schedule 6.8 hereto, there are no writs, injunctions, decrees, arbitration decisions, unsatisfied judgments or similar orders outstanding against a Seller Entity relating to either the Acquired Business Operations or the Purchased Assets.

     6.9 Intellectual Property. Schedule 2.1.6 contains a true and complete list of all Intellectual Property used in the Acquired Business Operations other than Intellectual Property used primarily by Seller Entities the Excluded Business Operations or in their other operations (the “Acquired Intellectual Property”). The Acquired Intellectual Property included in Schedule 2.1.6 is included as part of the Purchased Assets. Seller has delivered to Purchaser copies of all documents (if any) establishing the rights of the Seller Entities, as applicable, to use the Acquired Intellectual Property.

         6.9.1 Seller owns, or uses under valid and fully paid licenses, all Acquired Intellectual Property.

         6.9.2 There are no claims or demands, and to the Knowledge of Seller, no reasonable basis for any such claim or demand, of any Person that any of the Acquired Intellectual Property infringes or conflicts in any way with any copyright, patent, trademark, service mark trade name, trade secret, license, application or other proprietary right or intellectual property of any other Person, or makes unauthorized use of any secret process, formula, method, information, know-how, or any other proprietary confidential information, including, without limitation, any software or software documentation of any other Person. Seller’s rights in and to the owned Acquired Intellectual Property are freely assignable, including the right to create derivatives, and Seller is not under any obligation to pay any royalty or other compensation to any Person or to obtain approval or consent for use of licensing any of such Acquired Intellectual Property. All of the interests of Seller in the Acquired Intellectual Property are free and clear of all Liens other than Permitted Liens and are not currently being challenged or, to the Knowledge of Seller, infringed in any way or involved in any pending legal or administrative proceeding before any Governmental Body. No current licenses for use of the

Acquired Intellectual Property have been granted by Seller to any Person, Seller has no obligation to grant licenses or other rights, and to the Knowledge of Seller, none of such Acquired Intellectual Property is being used by any other Person.

         6.9.3 No employees or independent contractors of Seller Entities have any valid claims or rights to any of the Acquired Intellectual Property. To the Knowledge of Seller, no employee or independent contractor of Seller is a party to or otherwise bound by any agreement with or obligated to any other Person (including any former employer) which in any respect conflicts with any obligation, commitment or job responsibility to which currently he or she is a party or otherwise.

         6.9.4 Neither Seller nor Seller Parent is or will be, as a result of the execution and delivery of the Seller Transaction Documents or the performance of its obligations under the Seller Transaction Documents, in breach of any license, sublicense or other agreement relating to the Acquired Intellectual Property or any license, sublicense or other agreement pursuant to which Seller is authorized to use any third party patents, trademarks or copyrights, including software, which are used in the creation of, incorporated in, or form a part of the Acquired Business Operations.

         6.9.5 To the Knowledge of Seller, all rights in the Acquired Intellectual Property held by Seller are valid and enforceable. Seller (i) is not a party to any suit, action or proceeding which involves a claim of infringement of any patent, trademark, service mark or copyright or the violation of any trade secret or other proprietary right of any third Person; or (ii) has any Knowledge that the marketing, licensing, sale, offer for sale, or use of any of its services or products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third Person.

     6.10 Compliance with Laws. The Seller Entities are in compliance in all Material respects with all federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders or decrees applicable to Seller, the Acquired Business Operations and the Purchased Assets.

     6.11 Environmental Matters. Except as set forth on Schedule 6.11 hereto:

         6.11.1 To the Knowledge of Seller, the Acquired Business Operations, the Purchased Assets and the Acquired Real Property are in compliance with all applicable Environmental Laws in effect as of the Closing Date, and no Seller Entity has received notice of a violation, claim or investigation with respect to any Environmental Law concerning the Acquired Business Operations, the Purchased Assets and the Acquired Real Property;

         6.11.2 To the Knowledge of Seller, there has been no release of Hazardous Substances (as defined below) to the air, soil, water or groundwater at, from, in, on, under, to, or above any of the Acquired Business Operations, the Purchased Assets or the Acquired Real Property by any Seller Entity, or, to the Knowledge of Seller, by any Person, except as permitted by Environmental Laws; and to the Knowledge of Seller, there is no on-site or off-site location to which a Seller Entity or the Acquired Business Operations have transported or disposed or arranged for the transportation or disposal of Hazardous Substances which is the subject of federal, state or local enforcement or other investigation under any Environmental Law in effect as of the Closing Date.

         6.11.3 There are no Environmental Claims (as defined below) pending or, to the Knowledge of Seller, threatened against a Seller Entity with respect to any of the Acquired Business Operations, the Purchased Assets or the Acquired Real Property; and no Seller Entity has received any written notice or demand letter from any Governmental Body or any other

Person, or any requests for information from any Governmental Body, which allege or indicate that a Seller Entity, the Acquired Business Operations, the Purchased Assets or the Acquired Real Property may be in violation of, liable under, or under investigation pursuant to any Environmental Law in effect as of the Closing Date.

         6.11.4 To the Knowledge of Seller, there are no facts, circumstances, or other conditions that have occurred or that exist with respect to a Seller Entity, the Acquired Business Operations, the Purchased Assets or the Acquired Real Property that could reasonably be expected to impose liability upon any Seller Entity or, after Closing, upon Purchaser, under any Environmental Law in effect as of the Closing Date, or under any other legal theory based on injury to the environment or environmental amenities or on injury to persons or property due to environmental exposures.

         6.11.5 As used in this Agreement, (A) the term “Environmental Claim” means any claim, action, investigation or written notice by any Person alleging potential liability (including, without limitation, potential liability for investigative costs, cleanup costs, governmental response costs, natural resource damages, personal injuries, property damage, or administrative, civil, or criminal penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Hazardous Substance or (b) circumstances forming the basis of any violation or alleged violation of any applicable Environmental Law; and (B) the term “Hazardous Substance” means any chemicals, pollutants, contaminants, hazardous wastes, toxic substances, polychlorinated biphenyls, radon, asbestos and oil and petroleum products, by-products and fractions as those terms are defined in any applicable Environmental Law.

     6.12 Employee Benefit Plans. Schedule 6.12 contains a true and complete list of all Employee Benefit Plans maintained by any Seller Entity for the benefit of the Available Employees. The Employee Benefit Plans maintained by any Seller Entity for the benefit of the Available Employees are in compliance in all Material respects with all applicable laws relating to labor and employee benefits including, without limitation, all applicable provisions of ERISA and the Code, any laws relating to wages, termination pay, vacation pay, fringe benefits, collective bargaining and the payment and/or accrual of the same and all taxes, insurance and other costs and expenses applicable thereto.

     6.13 Taxes.

     The representations and warranties set forth in this Section 6.13 shall be subject to the qualifications set forth on Schedule 6.13. Seller Entities are consolidated entities for federal income tax purposes, and USL has timely filed all consolidated federal income Tax returns required to be filed on behalf of the Seller Entities. Each Seller Entity has filed or caused to be filed on timely basis all Tax returns and all reports with respect to Taxes that are or were required to be filed by the Seller Entity pursuant to applicable legal requirements with respect to the Acquired Business Operations. All Tax returns and reports filed by a Seller Entity were true, correct and complete as of the date filed. Each Seller Entity has paid, or made provisions for the payment of, all Taxes that have or may have become due for all periods covered by the Tax returns or otherwise, or pursuant to any assessment received by the Seller Entity. No Seller Entity is currently the beneficiary of any extension of time within which to file any Tax return with respect to the Acquired Business Operations. No claim has ever been made or is expected to be made by any Governmental Body in a jurisdiction where a Seller Entity does not file Tax returns with respect to the Acquired Business Operations that it is or may be subject to taxation by that jurisdiction. There are no encumbrances on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and to the Knowledge of Seller there is no basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such encumbrance. There are no Tax liens upon any of the Purchased Assets, except liens for current Taxes not yet due. Each Seller Entity has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or other third party of the Acquired Business Operations. The Seller has not at any time during the Seller’s existence owned any subsidiaries other than Liquid Handlers of Texas I, LLC or Liquid Handlers of Texas II, LLC.

     6.14 Insurance. Schedule 6.14 contains an accurate and complete description of all Material insurance policies, including, but not limited to, environmental, pollution, contractor’s, fire, liability, workmen’s compensation, errors and omissions and other forms of insurance owned or held by any Seller Entity for the benefit of Seller. All such policies are in full force and effect, and a true and correct listing of the claims history since January 1, 2002 under such policies is set forth on Schedule 6.14.

     6.15 Labor Agreements and Policies. Neither Seller nor any Seller Entity is a party to or bound by any collective bargaining agreement affecting the Acquired Business Operations. There are no strikes or other labor disputes or organizational efforts pending or, to the Knowledge of Seller, threatened against any Seller Entity that might have a Material adverse affect on the Acquired Business Operations or the Purchased Assets. Seller Entities are in compliance with all applicable laws with respect to hours worked, working conditions and any payments made to the Available Employees.

     6.16 Licenses and Permits. Schedule 2.1.3 lists all licenses, registrations, certificates, privileges, immunities, approvals, franchises, authorizations and permits held or applied for by Seller from any Governmental Body (the “Permits”). Except as set forth on Schedule 6.16, Seller holds all required permits, the absence of which could, individually or in the aggregate, have a Material adverse effect on the Acquired Business Operations or the Purchased Assets. The Seller has complied in all Material respects with the terms and conditions of all such Permits, and the Seller has not received notification from any such Governmental Body of violation of any such Permit or other requirement of law governing the issuance or continued validity thereof. All of such Permits are valid and in full force and effect and, except as set forth on Schedule 6.16 are transferable to Purchaser in accordance with the terms of this Agreement. To the Knowledge of Seller, no additional Permit is required from any Governmental Body in connection with the transfer of the Purchased Assets to Purchaser and Purchaser’s conduct of the Acquired Business Operation which Permit, if not obtained, would have a Material adverse effect on the Acquired Business Operations.

     6.17 Employees; Employment Matters. Attached hereto as Schedule 6.17 is a list of all independent contractors and temporary employees of the Acquired Business Operations. No Seller Entity has any unsatisfied liability to any previously terminated employee or independent contractor with respect to the Acquired Business Operations. Seller and Seller Parent have provided true and correct copies of all written employee handbooks, policies, programs and arrangements relating to the Acquired Business Operations to Purchaser. Except as set forth on Schedule 6.17 hereto, all Available Employees are employees at will or otherwise are employed such that Seller and Seller Parent may terminate their employment at any time, with or without cause, without creating any Material cause of action against Seller or Seller Parent or otherwise giving rise to any Material liability of a Seller Entity for wrongful discharge, breach of contract or tort. Each Person whom Seller or Seller Parent has retained as an independent contractor in connection with the Acquired Business Operations during the past two years qualifies as an independent contractor and not as an employee of such Seller Entity under the Code and all applicable state laws. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will cause any Seller Entity to be in breach of any agreement with any employee, contractor or consultant. True and correct copies of all written agreements between any Seller Entity and any Available Employee, contractor or consultant with respect to the Acquired Business Operations have been furnished to Purchaser. Seller and Seller Parent have maintained, and provided to Purchaser prior to the Closing Date, personnel files on all Available Employees. Except as set forth in the personnel file of the subject employee or independent contractor or disclosed on Schedule 6.16 hereto, to the Knowledge of Seller, no Available Employee has been the subject of allegations or an investigation for financial irregularities, sexual or other types of harassment or dishonesty in the workplace.

     6.18 No Finder. No Seller Entity or any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement or with respect to any Purchased Asset. Seller Entities have in the past engaged brokers or finders to assist them in the sale of certain assets, including Banc of America Securities LLC and K.C. Gifford of Keller Williams, and Seller has furnished to Purchaser true and correct copies of any engagement or listing agreement that would encumber the Purchased Assets following the Closing. Seller Entities shall jointly and severally indemnify, defend and hold harmless Purchaser from any claims by such brokers or finders engaged by any of the Seller Entities for any fees, commissions or other payments as a result of the consummation of the transactions contemplated by this Agreement.

     6.19 Business Relations. To the Knowledge of Seller, no customer, supplier or vendor engaged in doing business with Seller in connection with the Acquired Business Operations will cease to do business with Purchaser after the consummation of the transactions contemplated hereby in the same manner and at the same levels as previously conducted with Seller except for any reductions which, individually or in the aggregate, would not have a Material adverse effect on the Acquired Business Operations or the Purchased Assets. To the Knowledge of Seller no notice of cancellation of any Material Contract or Material business arrangement (other than termination due to expiration of the term as set forth in such contract) with any Person has been given, and to the Knowledge of Seller, no facts exist which could lead a Seller Entity to believe that the Acquired Business Operations will be subject to cancellation of any such Contract or business arrangement. Attached hereto as Schedule 6.19(A) is a complete list of all customers that generated at least $10,000 in annual revenues to Seller in any of the last three (3) years. Attached hereto as Schedule 6.19(B) is a list of all customers with billings in 2002 in excess of $5,000. Since August 31, 2002, no customer of the Acquired Business Operations accounting for more than $5,000 of revenues in fiscal 2002 pursuant to a written agreement has canceled or given written notice to Seller of the cancellation of such contract prior to the expiration of such term.

     6.20 Warranty. All services rendered by Seller have been in Material conformity with all applicable contractual commitments and all applicable warranties of Seller, and Seller has no liability for damages in connection therewith.

     6.21 Sufficiency of Assets. Except as set forth in Schedule 6.21, the Purchased Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Acquired Business Operations in the manner presently operated by Seller.

     6.22 Description of Owned Real Property. Schedule 6.22 contains a correct legal description and street address of all Acquired Real Property in which Seller has an ownership interest.

     6.23 Description of Leased Real Property. Schedule 6.23 contains a correct legal description (if available) and street address of all Acquired Real Property in which Seller has a leasehold interest and Purchaser has been furnished with a true and correct copy of all Acquired Real Property leases.

     6.24 Schedules. Any information set forth in or attached to any Schedule delivered or required to be delivered pursuant to this Agreement shall be deemed to constitute disclosure for any other Schedule delivered or to be delivered pursuant to this Agreement.

     6.25 Accuracy of Disclosure. No representation or warranty made by any Seller Entity in this Agreement, and no exhibit, certificate, schedule, document, list or instrument prepared, made or delivered, or to be prepared, made or delivered, by or on behalf of any Seller Entity pursuant hereto contains or will contain any untrue statement of a Material fact or omits or will omit to state a Material fact necessary to make the statements contained herein and therein not misleading.

     6.26 No Other Warranties or Representations. SUBJECT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 6 AND THE COVENANTS CONTAINED IN THIS AGREEMENT, NO SELLER ENTITY MAKES ANY WARRANTY REGARDING THE CONDITION OF THE PURCHASED ASSETS, THE

HABITABILITY OF ANY LAND IMPROVEMENTS, THAT ANY OF THE PURCHASED ASSETS ARE MERCHANTABLE OR FIT FOR ANY PARTICULAR PURPOSE NOR IS THERE ANY OTHER WARRANTY WITH RESPECT THERETO, EXPRESS OR IMPLIED; THE PURCHASED ASSETS ARE BEING SOLD TO PURCHASER ON AN “AS IS” “WHERE IS” BASIS.

7. REPRESENTATIONS OF PURCHASER. PURCHASER REPRESENTS AND WARRANTS TO
SELLER ENTITIES:

     7.1 Organization and Authority. Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas, has all requisite partnership power and authority to own its properties, to carry on its businesses as now being conducted, to execute and deliver this Agreement and all related agreements referenced herein to which Purchaser is a party (collectively, the “Purchaser Transaction Documents”) and to consummate the transactions contemplated hereby. The Purchaser Transaction Documents entered into or undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, except as such enforcement may be limited by the Enforceability Limitations.

     7.2 Authorization of Agreement. The execution and delivery of the Purchaser Transaction Documents by Purchaser, and the consummation by Purchaser of all obligations contemplated thereby, have been duly authorized by all requisite partnership action.

     7.3 Litigation; Compliance with Law. There is no litigation, proceeding (arbitral or otherwise), claim or investigation of any nature, pending, or to the actual knowledge of an executive officer of Purchaser’s general partner, threatened, against Purchaser that reasonably could be expected to adversely affect Purchaser’s ability to perform in accordance with the terms of the Purchaser Transaction Documents.

     7.4 No Finder. Neither Purchaser, nor any Person acting on its or their behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement or with respect to any Purchased Asset except for US Public Ventures LLC. Purchaser shall indemnify, defend and hold harmless Seller Entities from any claims by such brokers or finders engaged by Purchaser, or any of its affiliates, for any fees, commissions or other payments as a result of the consummation of the transactions contemplated by this Agreement.

     7.5 Disclosure of Known Breaches. Schedule 7.5 attached hereto and incorporated herein by this reference is a summary listing of information obtained by the executive officers of Purchaser’s general partner during Purchaser’s due diligence review that will not be used by Purchaser as the basis for a claim that Seller has breached its representations and warranties under this Agreement. Schedule 7.5 is not an exhaustive or complete listing of the results of Purchaser’s due diligence efforts, but rather a good faith identification of the factual matters actually known to such executive officers on the Closing Date that might serve as the basis for such a claim.

8. POST-CLOSING AGREEMENTS OF SELLER AND PURCHASER.

     The agreements and covenants set forth in this Section 8 will survive the Closing for periods specified herein.

     8.1 Covenant Not to Compete. In consideration for the payments to be made by Purchaser under Section 3 hereof, no Seller Entity will directly or indirectly engage in, or have any interest in any Person (whether as a security holder, creditor or otherwise) that engages in any activity that is competitive with Purchaser for a period of three (3) years from the Closing

Date with respect to those activities and in those geographic areas described in the definition of the Acquired Business Operations as of the Closing Date (the “Restricted Activities”). This non-competition agreement expressly excludes any restriction on Seller’s conduct of the Excluded Cactus Business or the Excluded Business Operations, other than the Restricted Activities. Seller Entities acknowledge that the provisions of this Section 8.1 are reasonable and necessary to protect and preserve Purchaser’s legitimate business interests and the value of the Purchased Assets and to prevent any unfair advantage being conferred on Seller Entities. In particular, but without limitation, no Seller Entity shall (i) solicit any business involving Restricted Activities of any Person who is a customer of Purchaser; (ii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Purchaser to cease doing business with Purchaser, to deal with any competitor of Purchaser or in any way interfere with its relationship with Purchaser, in each case in connection with the Restricted Activities; or (iii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Seller on the Closing Date or within the year preceding the Closing Date to cease doing business with Purchaser, to deal with any competitor of Purchaser or in any way interfere with its relationship with Purchaser, in each case in connection with the Restricted Activities. The covenant contained in this Section 8.1 is a series of separate covenants for each jurisdiction in which the Acquired Business Operations are conducted. Except for geographic coverage, each separate covenant will be considered identical in terms to the covenant contained in Section 8.1. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in this Section 8.1 is invalid or unenforceable, then the Parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term of provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

     8.2 Non-Solicitation. With respect to the Hired Employees, Seller Entities shall not, directly or indirectly, for a period of one (1) year from the Closing Date with respect to hourly Hired Employees and for a period of two (2) years from the Closing Date with respect to salaried Hired Employees, hire, retain or attempt to hire or retain any Hired Employee of Purchaser or in any way interfere with the relationship between Purchaser and any of the Hired Employees. The foregoing restriction shall not apply to any Hired Employees actually discharged or terminated by Purchaser after the Closing Date. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in this Section 8.2 is invalid or unenforceable, then the Parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term of provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 8.2 is reasonable and necessary to protect and preserve Purchaser’s legitimate business interests and the value of the Purchased Assets and to prevent any unfair advantage conferred by Seller.

     8.3 Seller Arrangement with Eric Warden; Access to Eric Warden. Prior to the Closing Date, a Seller Entity shall enter into a written arrangement to retain the exclusive services of Eric Warden at the Seller Entity’s sole cost and expense with respect to matters relating to the Acquired Business Operations for a minimum of two (2) years from the Closing Date. A copy of such written arrangement will be furnished to Purchaser on the Closing Date.

     For so long as Eric Warden is employed with or engaged as a consultant by a Seller Entity, Purchaser may, on an “as-available” basis during the first ninety (90) days following the Closing Date and at a rate of $75 per hour payable to such Seller Entity, utilize the services of Eric Warden in connection with the transition of the Acquired Business Operations and the Purchased Assets.

     8.4 Access to Properties and Records. From and after the Closing Date and for a period of three (3) years thereafter, Seller Entities shall afford to the officers, employees, attorneys, accountants and other authorized representatives of Purchaser, reasonable access, upon reasonable notice and during normal business hours, to all employees, books and records retained by Seller Entities related to the Acquired Business Operations so that Purchaser may have reasonable opportunity to make such investigation as it shall desire to make of the Acquired Business Operations and the Purchased Assets for the purpose of preparing financial statements, tax returns and other proper corporate activities. Purchaser shall be permitted to make abstracts from, or copies of, such books and records at Purchaser’s sole cost.

     8.5 Confidentiality. For a period of one (1) year from the Closing Date, each of the parties hereto agrees that it will treat in confidence this Agreement and all documents, materials and other information which it may have obtained regarding the other party during the course of the negotiations leading to the preparation of this Agreement and other related documents. If a party (the “Recipient”) is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose the confidential information of another party (the “Disclosing Party”), the Recipient must provide the Disclosing Party with prompt notice of such request(s) so the Disclosing Party may seek an appropriate protective order or other appropriate remedy and/or waive compliance with the confidentiality provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or the Disclosing Party grants a waiver hereunder, the Recipient may furnish that portion (and only that portion) of the confidential information which it is legally compelled to disclose and must exercise its reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any confidential information so furnished. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to such party from a source other than such party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby, or (v) is required to be disclosed pursuant to applicable laws or the rules or regulations of the US Securities and Exchange Commission or any national securities market host or exchange with which securities of any party are listed.

     8.6 Taxes. Seller and Seller Parent shall be jointly and severally liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Acquired Business Operations and the Purchased Assets, in each case attributable to periods (or portions thereof) ending on or prior to the Closing Date including (i) all income Taxes of Seller Entities arising in connection with the consummation of the transactions contemplated by this Agreement and (ii) any liability of a Seller Entity for the unpaid Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor (by contract or otherwise). Purchaser shall pay or deliver to Seller on the Closing Date cash equal to the amount of all Taxes accrued (whether or not yet due) with respect to any Acquired Real Property or personal property included in the Purchased Assets from the Closing Date through December 31, 2002 in an amount to be mutually agreed by Purchaser and Seller on or before the Closing Date. Such payment will be deposited in the IOLTA Trust account of Sellers’ counsel, and held until the Taxes are due and payable. Seller Entities shall be jointly and severally liable for the payment of all such Taxes for fiscal year 2002 and will, jointly and severally, indemnify, defend and hold Purchaser harmless from any and all losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and related expenses) arising out of or relating to Seller Entities’ failure to pay all such Taxes; such indemnification obligation exists without regard to the $50,000 limitation on indemnification claims set forth in Section 12.3 hereof. All such Taxes shall be reflected on Schedule 8.6. Except as otherwise provided in this Section 8.6, Purchaser shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Acquired Business Operations, the Purchased Assets and the Fleet Ownership LLCs, in each case attributable to periods (or portions thereof) beginning after the Closing Date. For purposes of this Section 8.6, any period beginning before and ending after the Closing Date shall be treated as two partial periods, one ending on the Closing Date and the other beginning after the Closing Date, except that Taxes (such as Taxes on Acquired Real Property) imposed on a periodic basis shall be allocated on a daily basis. Notwithstanding the foregoing, any sales Tax, use Tax, real property transfer or gains Tax, documentary stamp Tax or similar Tax attributable to the sale or transfer of the Purchased Assets shall be paid by Purchaser. Seller Entities shall use commercially reasonable efforts to cooperate and assist Purchaser in establishing an exemption from (or otherwise reducing), or making a report with respect to, such Taxes. Seller Entities or Purchaser, as the case may be, shall provide reimbursement for any Tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this Section 8.6. Within a reasonable time prior to the payment of any said Tax, the party paying such Tax will give notice to the other party of the Tax payable and the portion of which is the liability of the each party, although failure to do so will not relieve the other party from its liability hereunder. This Section 8.6 will survive the Closing for a period of seven (7) years.

     8.7 Further Assurances.

         8.7.1 From and after the Closing Date, Seller Entities shall take all such steps as may be necessary to put Purchaser in actual possession and operating control of the Purchased Assets, and Seller agrees that at any time or from time to time (without further cost or expense to Purchaser) after the Closing Date, upon the request of Purchaser, Seller Entities will execute, acknowledge and deliver such other instruments of conveyance and transfer and take such other action as may be reasonably required to vest in Purchaser good and marketable title to any of the Purchased Assets.

         8.7.2 To the extent any Seller Entity receives any funds or other assets related to the Acquired Business Operations and that are part of the Purchased Assets (the “Purchaser Funds”) after the Closing Date, such Seller Entity will as soon as practicable deliver such Purchaser Funds to Purchaser and will take all steps necessary to vest title to such funds and assets in Purchaser. The Seller Entities hereby designate Purchaser as their true and lawful attorney-in-fact, with full power of substitution, to execute or endorse for the benefit of Purchaser any checks, notes or other documents received by Seller Entities in connection with either the Accounts Receivable or any Purchaser Funds which are not subject to a good faith dispute by Seller and Purchaser. Seller Entities hereby acknowledge and agree that the power of attorney set forth in the preceding sentence is coupled with an interest, and further agree to execute and deliver to Purchaser from time to time any documents or instruments reasonably requested by Purchaser to evidence such power of attorney.

         8.7.3 Credits due to customers of the Acquired Business Operations as of the Closing Date will be reflected on Schedule 2.1.7. Seller Entities shall be responsible for the payment of (i) any credit not listed on Schedule 2.1.7 or (ii) any credit listed on Schedule 2.1.7, but with a value greater than that listed on Schedule 2.1.7.

         8.7.4 At any time or from time to time after the Closing, each party hereunder shall, at the request of the other, execute and deliver any further instruments or documents and take all such further action as such party may reasonably request in order to carry out the transactions contemplated hereby.

         8.7.5 If the transfer of any Contract or Permit which is part of the Purchased Assets and necessary to the Acquired Business Operations requires the consent of any Person other than Seller, then this Agreement shall not constitute an agreement to assign the same, and such items shall not be assigned to or assumed by Purchaser if an actual or attempted assignment thereof would constitute a breach or default thereunder. Seller and Purchaser shall use their reasonable best efforts to obtain such consents to the extent required of such other Persons. If any such consent cannot be obtained as of the Closing Date, Seller will cooperate in any reasonable arrangement designed to obtain for Purchaser all benefits and privileges of the applicable Contract or Permit without limitation on the conduct of the Acquired Business Operations while also protecting Seller from continuing liabilities or obligations thereunder.

     8.8 Retained Information. For a period of three (3) years after the Closing, to the extent not prohibited by law or restricted by applicable ethical rules, Purchaser shall make available to Seller Entities any business records related to the operations of Seller prior to the

Closing which are transferred to Purchaser at the Closing (the “Transferred Business Records”) for inspection and copying to the extent Seller Entities require access to such records in response to tax audits or other reasonable business necessity as reasonably determined by Seller Entities. Seller’s access to the Transferred Business Records is subject to the confidentiality obligations of Seller Entities under Section 8.5 hereof.

     8.9 Transfer of Lease Program and Liened Rolling Stock. As soon as practicable following the Closing Date, Seller Entities shall, at their sole cost and expense, procure the release of all rolling stock currently pledged to and held under the lease program with Fleet Bank or subject to liens of Bank of America or any other Person as set forth on Schedule 6.5 hereto and transfer such rolling stock to Liquid Waste Handlers of Texas II, LLC. Upon completion of the transfer of all such rolling stock to Liquid Waste Handlers of Texas II, LLC, all of the membership interests in such entity shall be transferred, without additional consideration to Purchaser. Prior to such transfer, all rolling stock currently encumbered under the Fleet Bank lease program or liens of Bank of America or any other Person as set forth on Schedule 6.5 hereto shall be subleased to Purchaser for an annual lease payment of $1.

     8.10 Revocation of Permits. Following the Closing Date, Seller shall use commercially reasonable efforts to terminate all existing permits to operate Seller’s ETS and Houston Reclaim waste treatment facilities. Until such termination, Seller agrees that it shall not sell or transfer the ETS or Houston Reclaim permits to any other Person or permit the operation of the ETS or Houston Reclaim waste treatment facilities by any Person under such permits.

9. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER.

     The obligations of Purchaser under this Agreement are subject, at the Closing, to the fulfillment in all material respects of the following conditions precedent, each of which may be waived in writing at the sole discretion of Purchaser. Seller Entities must deliver a certificate executed by a manager of each of the limited liability companies that constitutes Seller and a certificate executed by the Chief Executive Officer and Secretary of Seller Parent and USL certifying the satisfaction in all respects of the conditions precedent set forth in this Sections 9.2 through 9.910.

     9.1 Due Diligence. Financial, legal and environmental due diligence of the Acquired Business Operations, the Purchased Assets and the Assumed Liabilities will have been satisfactorily completed by Purchaser.

     9.2 Transfers Effected. Transfer of all assignable Permits shall have been effected, or reasonable accommodations made in lieu of such transfers pursuant to the Transition Services Agreement shall have been made.

     9.3 Removal of Waste. Seller shall have removed or caused to be removed, to Purchaser’s satisfaction and at Seller’s sole expense, any tornado damage, scrap items, debris or other waste, including inoperable vehicles and/or equipment, drums containing waste, etc., located within or along the roadways adjacent to the Houston Tank Wash facility.

     9.4 Formation of LLCs. Seller will have caused to be formed Liquid Waste Handlers of Texas I, LLC and Liquid Waste Handlers of Texas II, LLC, and will have transferred ownership of all unencumbered rolling stock relating to the Acquired Business Operations to Liquid Waste Handlers of Texas I, LLC.

     9.5 Closing Deliveries. Seller Entities will have made the closing deliveries described in Section 5.2.

     9.6 Continued Truth of Representations and Warranties; No Breach. Each of the representations and warranties of Seller Entities in this Agreement shall be true and correct in all Material respects on and as of the Closing as though such representations and warranties were made on and as of such date, except for representations and warranties that are qualified as to Materiality, which shall be true and correct in all respects, and Seller Entities shall have performed and complied with all of the terms, conditions, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

     9.7 Litigation. No action or proceeding shall have been instituted or threatened by any Governmental Body prior to the Closing Date before a court or Governmental Body of any kind for the stated purpose or with the probable effect of enjoining or preventing the consummation of this Agreement and the transactions contemplated hereby or to recover damages by reason thereof. No action or proceeding shall have been instituted by any private Person prior to the Closing Date before a court or Governmental Body of any kind with the probable effect of enjoining or preventing the consummation of the transactions contemplated by this Agreement.

     9.8 No Material Adverse Change. There will have been no Material adverse change in the Acquired Business Operations or Purchased Assets, including, but not limited to, loss of key employees or customers, adverse changes in Environmental Laws, or loss of governmental approvals or permits, from the date of the Letter of Intent through and including the Closing Date.

     9.9 Bank Approval. Seller Entities shall have obtained Bank Approval and no action has been taken by any Person to revoke such Bank Approval.

     9.10 Arrangement with Eric Warden. Seller Entities shall have entered into an arrangement to retain the services of Eric Warden that is reasonably satisfactory to Purchaser.

10. CONDITIONS TO OBLIGATIONS OF SELLER.

     The obligations of Seller Entities under this Agreement are subject, at the Closing Date, to the fulfillment in all material respects of the following conditions precedent, each of which may be waived in writing at the discretion of the Seller Entities. Purchaser must deliver a certificate executed by the Chief Executive Officer and Secretary of Purchaser’s general partner certifying the satisfaction in all respects of the conditions precedent set forth in this Section 10.

     10.1 Continued Truth of Representations and Warranties; No Breach. The representations and warranties made by Purchaser in this Agreement shall be true in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, and Purchaser shall have performed and complied with all terms, conditions, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

     10.2 Litigation. No action or proceeding shall have been instituted or threatened by any Governmental Body prior to the Closing Date before a court or Governmental Body of any kind for the stated purpose or with the probable effect of enjoining or preventing the consummation of this Agreement and the transactions contemplated hereby or to recover damages by reason thereof. No action or proceeding shall have been instituted by any private Person prior to the Closing Date before a court or Governmental Body of any kind with the probable effect of enjoining or preventing the consummation of this Agreement and the transactions contemplated hereby.

11. AMENDMENT AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

     The representations and warranties of the parties contained herein, and all claims and causes of action related thereto, shall survive the consummation of the transactions contemplated hereby until the second anniversary of the Closing Date, provided, however, that the representations and warranties set forth in Section 6.11 will survive the consummation of the transactions contemplated hereby until the third anniversary of the Closing Date (in each case the “Limitations Period”). Notwithstanding the foregoing, the Limitations Period set forth in this Section 11 will not apply to any fraudulent breach of any representation or warranty.

12. INDEMNIFICATION.

     12.1 Indemnification by Seller. Seller Entities, jointly and severally, agree to defend and indemnify Purchaser and its owners, directors, officers, employees, agents, representatives, affiliates, successors and assigns (collectively, “Purchaser Indemnitees”) and hold each Purchaser Indemnitee harmless from any loss, damage or expense (including reasonable attorneys’ fees) which any may incur, suffer or become liable for as a result of or in connection with (a) the breach of any representation or warranty of Seller Entities contained in this Agreement, including any Exhibit or Schedule hereto, occurring or developing during the applicable Limitations Period; (b) the breach of any agreement of Seller Entities contained in this Agreement, including any claims by any third Persons alleging facts or circumstances which, if true would constitute such breach; or (c) any assertion against a Purchaser Indemnitee of any claim or liability that is not an Assumed Liability, including, without limitation, the assertion against a Purchaser Indemnitee by any Person or Governmental Body of any obligation or liability relating to the operation of the Acquired Business Operations prior to the Closing Date, the ownership of the Acquired Real Property or the conduct of Seller Entities prior to the Closing Date including, without limitation, Tax claims or liabilities or claims or liabilities under Environmental Law or theories of strict liability. Purchaser shall give Seller Entities prompt written notice of any claim, suit or demand which Purchaser believes will give rise to indemnification by Seller Entities under this Section 12.1; provided, however, that, the failure to give such notice shall not affect the liability of Seller Entities hereunder except to the extent that the failure to promptly give notice has materially prejudiced Seller Entities’ ability to defend or mitigate the claim. No notice of claim, suit or demand will be effective after 90 days following the expiration of the applicable Limitations Period. Except as hereinafter provided and except where a conflict of interest between Seller Entity and the Purchaser Indemnitee suggests separate counsel is appropriate, Seller Entities shall have the right to defend and to direct the defense against any such claim, suit or demand, in its name or in the name of the Purchaser Indemnitee at Seller Entities’ expense and with outside counsel of Seller Entities’ own choosing. Each Purchaser Indemnitee shall, at Seller Entities’ expense, cooperate reasonably in the defense of any such claim, suit or demand. If Seller Entities, within reasonable time after notice of a claim, fails to defend a Purchaser Indemnitee, the Purchaser Indemnitee shall be entitled to undertake the defense, compromise or settlement of such claim at the expense of and for the account and risk of Seller Entities subject to the right of Seller Entities to assume the defense of such claim at any time prior to the settlement, compromise or final determination thereof if the only issues remaining therein involve liability for, or the amount of, money damages to be assessed against the Purchaser Indemnitee, provided no Seller Entity will, without the Purchaser Indemnitee’s written consent, settle or compromise any claim or consent to any entry of judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Purchaser Indemnitee a release from all liability in respect of such claim.

     12.2 Indemnification by Purchaser. Purchaser agrees to indemnify Seller Entities and each of their respective owners, directors, managers, officers, employees, agents, representatives, affiliates, successors and assigns (collectively “Seller Indemnitees”) and hold Seller Entities harmless from any loss, damage or expense (including reasonable attorneys’ fees) which a Seller Indemnitee may incur, suffer or become liable for as a result of or in connection with (a) the inaccuracy or breach of any representation or warranty of Purchaser contained in this Agreement, including any Exhibit or Schedule hereto, occurring or developing during the applicable Limitations Period; (b) the breach of any agreement of Purchaser contained in this Agreement, including any claims by any third Person alleging facts and circumstances which, if true would constitute such a breach; or (c) any assertion against a Seller Indemnitee of any claim or liability relating to the Assumed Liabilities after the Closing Date including theories of strict liability. Seller Entities shall give Purchaser prompt written notice of any claim, suit or demand which Seller Entities believe will give rise to indemnification by Purchaser under this paragraph; provided, however, that, the failure to give such notice shall not affect the liability of Purchaser hereunder except to the extent that the failure to promptly give notice has materially prejudiced Purchaser’s ability to defend or mitigate the claim. No notice of claim, suit or demand will be effective after 90 days following the expiration of the applicable Limitations Period. Except as hereinafter provided and except where a conflict of interest between a Seller Indemnitee and Purchaser, Purchaser shall have the right to defend and to direct the defense against any such claim, suit or demand, in its name or in the name of a Seller Indemnitee at Purchaser’s expense and with counsel of Purchaser’s own choosing. Each Seller Indemnitee shall, at Purchaser’s expense, cooperate reasonably in the defense of any such claim, suit or demand. If Purchaser, within reasonable time after notice of a claim, fails to defend a Seller Indemnitee, the Seller Indemnitee shall be entitled to undertake the defense, compromise or settlement of such claim at the expense of and for the account and risk of Purchaser subject to the right of Purchaser to assume the defense of such claim at any time prior to the settlement, compromise or final determination thereof if the only issues remaining therein involve liability for, or the amount of, money damages to be assessed against the Seller Indemnitee, provided Purchaser will not, without the Seller Indemnitee’s written consent, settle or compromise any claim or consent to any entry of judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Seller Indemnitee a release from all liability in respect of such claim.

     12.3 Limitation of Recourse. The Parties shall be required to indemnify, defend and hold harmless one another under this Section 12 only to the extent that the aggregate amount of such losses and expenses incurred by a Party exceeds Fifty Thousand Dollars ($50,000); and (b) the aggregate amount that the Parties shall be required to indemnify and hold harmless under this Section 12 shall not exceed Fifteen Million Dollars ($15,000,000). Once the basket for losses and expenses under Section 12.3(a) has reached Fifty Thousand Dollars ($50,000), a Party entitled to indemnification may recover the entire amount of the losses and expenses back to the first dollar.

13. FORCE MAJEURE.

     Except as provided in this Section 13, any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes thereof, governmental actions, civil commotions, severe weather, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform (collectively, a “Force Majeure”), notwithstanding anything to the contrary contained in this Agreement, shall excuse the performance of either party for a period equal to any such prevention, delay or stoppage and, therefore, if this Agreement specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance cased by a Force Majeure.

14. EXPENSES.

     Except as may otherwise be expressly provided herein, Purchaser and Seller Entities shall each pay their own expenses in connection with this Agreement and the transactions contemplated hereby, including taxes, recording fees and attorneys’ or accountants’ fees.

15. NOTICES.

     Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally, sent by nationally recognized overnight courier, or sent by registered or certified mail, return receipt requested, postage prepaid, or transmitted by telecopy with a confirmation copy sent by first class mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice in accordance with this Section 15:

In the case of Purchaser, to:

Liquid Environmental Solutions of Texas, L.P.
4960 Singleton Blvd.
Dallas, Texas 75212
Attention: Alan Viterbi
Fax: (214) 252-5065

with a copy to:

Carol Kerr, Esq.
Folger Levin & Kahn LLP
1900 Avenue of the Stars, 28th Floor
Los Angeles, CA 90067
Fax: (310) 556-3770

In the case of Seller Entities to:

U S Liquids of Houston, L.L.C.
U S Liquids of Dallas, L.L.C.
U S Liquids of Central Texas, L.L.C.
U S Liquids, Inc.
U S Liquids of Texas, Inc.
411 N. Sam Houston Parkway East, Suite 400
Houston, TX 77060

Attention: General Counsel
Fax: (281) 272-4545

with a copy to:

Jared D. Nielsen, Esq.
Jared D. Nielsen & Associates, P.C.
1201 Prince Street
Houston, TX 77008
Fax: (713) 683-9940

16. SUCCESSORS.

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no party may assign their respective obligations hereunder (directly or indirectly or as a matter of law) without the prior written consent of the other parties.

17. ARTICLE AND SECTION HEADINGS.

     The Article and section headings used in this Agreement are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

18. GOVERNING LAW.

     This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to agreements made and to be performed therein (without giving effect to the conflict of law provisions of such jurisdiction).

19. DISPUTE RESOLUTION.

     Any dispute, controversy or claim (including, without limitation, any dispute arising under Section 3.4 of this Agreement, whether based on contract, tort, statute, fraud, misrepresentation or any other legal theory (a “Dispute”) between Seller Entities, on the one hand, and Purchaser on the other hand (including their respective affiliates) arising out of or relating to this Agreement, any obligations hereunder, or the relationship of the parties under this Agreement shall be resolved first in accordance with the internal resolution procedures described in this Section 19. The parties hereto agree to establish an internal hierarchy to facilitate resolution of these issues as set forth below:

             (a) Upon written consent of any Seller Entity, on the one hand, or Purchaser on the other hand, each will appoint a designated representative whose task it will be to meet for the purpose of endeavoring to resolve such Dispute.

             (b) The designated representatives will meet as often as the parties reasonably deem necessary to discuss the Dispute in an effort to resolve the Dispute without the necessity of any formal proceeding. During the discussions, all reasonable requests by a party to the other parties for non-privileged information reasonably related to the Dispute will be honored in order that every party may be fully advised of the other parties’ position.

             (c) Formal proceedings to arbitrate a Dispute may not be commenced until the earlier of (i) the date on which the designated representatives conclude in good faith that amicable resolution through continued negotiation of the Dispute does not appear likely; or (ii) the expiration of the thirty (30) day period immediately following the initial request to negotiate the Dispute; provided, however, that this Section (c) will not be construed to prevent a party from instituting formal proceedings in a court of law earlier to avoid the expiration of any applicable limitations period, to preserve a superior position with respect to other creditors, or to seek temporary or preliminary injunctive relief.

             (d) Any Dispute that is not resolved informally by the parties under this Section 19 shall be settled by binding arbitration in Texas by a single arbitrator who must be a person experienced in negotiating, making and consummating acquisition agreements and will be mutually selected by Purchaser and Seller Entities. If the parties cannot agree on the selection of an arbitrator, an arbitrator will be chosen by the American Arbitration Association. The rules of arbitration shall be the Commercial Arbitration Rules of the American Arbitration Association, as modified by any other instructions that the parties may agree upon at the time, except that each party shall have the right to conduct discovery in a manner and to the extent authorized by the Federal Rules of Civil Procedure as interpreted by the federal courts in Texas. If there is any conflict between those Rules and the provisions of this Section (d), the provisions in this Section (d) shall prevail. The arbitrator shall be bound by and shall strictly enforce the terms of this Agreement and may not limit, expand or otherwise modify its terms. The arbitrator shall make a good faith effort to apply substantive applicable law, but an arbitration decision shall not be subject to review because of errors of law. The arbitrator shall be bound to honor claims of privilege or work-product doctrine recognized at law, but the arbitrator shall have the discretion to determine whether any such claim of privilege or work-product doctrine applies. The arbitrator’s decision shall provide a reasoned basis for the resolution of each dispute and for any award. The arbitrator shall not have power to award damages in connection with any dispute in excess of actual compensatory damages and shall not multiply actual damages or award consequential or punitive damages. Each party shall bear its own fees and expenses with respect to the arbitration and any proceeding related thereto and the parties shall share equally the fees and expenses of the American Arbitration Association and the arbitrator. The arbitrator shall have power and authority to award any remedy or judgment that could be awarded by a court of law in Texas. The award rendered by arbitration shall be final and binding upon the parties, and judgment upon the award may be entered in any court of competent jurisdiction in the United States. Notwithstanding the foregoing, nothing in this Section (d) will prevent a party from instituting formal proceedings in a court of law to seek temporary or preliminary injunctive relief.

20. ENTIRE AGREEMENT.

     This Agreement, including all Schedules and Exhibits hereto, and all agreements to be delivered by the parties pursuant hereto, represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and, therefore, supersedes all prior negotiations between the parties including, without limitation, the Letter of Intent and cannot be amended, supplemented or changed orally, but only by an agreement in writing which makes specific reference to this Agreement or the agreement delivered pursuant hereto, as the case may be, and which is signed by the party against whom enforcement of any such amendment, supplement or modification is sought.

21. COUNTERPARTS.

     This Agreement may be signed in two or more counterparts, each signed by one or more of the parties hereto so long as each party shall sign at least one counterpart of this Agreement, all of which taken together shall constitute one and the same instrument. The exchange of copies of this Agreement of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

22. SEVERABILITY.

     If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part of degree will remain in full force and effect to the extent not held invalid or unenforceable.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

Liquid Environmental Solutions of Texas, L.P.			US LIQUIDS OF HOUSTON, LLC
a Texas limited partnership			a Texas limited liability company
By:	CLST, Inc.		By:

Its:	General Partner		Its:

	By:		Date:

	Its:	President

Date:

US LIQUIDS OF DALLAS, LLC
a Texas limited liability company
By:

Its:

Date:

US LIQUIDS OF CENTRAL TEXAS, LLC
a Texas limited liability company
By:

Its:

Date:

US LIQUIDS, INC.
a Delaware corporation
By:

Its:

Date:

US LIQUIDS OF TEXAS, INC.,
a Texas corporation
By:

Its:

Date:

LIST OF EXHIBITS

1.	Exhibit A	Bill of Sale [personal property/intangibles]
2.	Exhibit B	Assignment and Assumption Agreement [contracts, leases]
3.	Exhibit C	N/A
4.	Exhibit D	Warranty Deeds
5.	Exhibit E	Seller Entity Legal Opinion
6.	Exhibit F	Facility Use and Access Agreement
7.	Exhibit G	Transition Services Agreement
8.	Exhibit H	Software License
9.	Exhibit I	Purchaser Legal Opinion